Exhibit 99.1

Flux Power Reports Record Second Quarter Revenue and Sales Backlog

Vista, CA – February 11, 2020 — Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium-ion batteries for commercial and industrial equipment including electric forklifts and airport ground support equipment (“GSE”), today reported results for its fiscal year 2020 second quarter ended December 31, 2019 (Q2 ‘20).

Highlights:

●	Q2 ‘20 revenue increased 33% to $3.6M reflecting the continuation of strong growth from the rollout of a full product line of packs for forklifts, along with increased unit volume and a higher percentage of larger packs.

●	Q2 ‘20 gross margins improved to 9.0% driven by the Company’s gross margin initiative.

●	Increased sales efforts generated a record order backlog of approximately $10M at the end of Q2 ‘20, driven by orders across the full line of forklifts and airport GSE.

●	Sales from 3-Wheel Class 1 Forklifts, as Flux Power is now shipping its “L-Series” Class 1 packs designed for 3-Wheel forklifts, a growing sector in new highly, efficient warehouses.

“We are pleased to see recent revenue growth from our full product line of forklifts and airport GSE,” commented Flux Power CEO Ron Dutt, “Our relationships with Fortune 500 customers and forklift OEMs continue to expand, and we are nearing completion of UL Listings on our full product lineup for forklifts. Our strategic priority for the next twelve months is to complement such strong revenue growth with significant improvement in our gross profit margins. We are well on our way to achieving this goal.”

FY 2020 and Beyond

●	Flux anticipates FY’20 revenue to continue to increase rapidly reflecting: (i) rollout and growth of full product line of LiFT Packs; (ii) increasing demand for its private label products; and (iii) the strength of its current order backlog.

●	The gross profit margin improvement program is beginning to see traction as Flux Power implements a series of clearly defined activities to advance technology, design, production and purchasing efficiencies.

Q2 FY 2020 Operating Results:

Q2’20 revenue increased 33% to $3.6M compared to $2.7M in Q2’19. As the customer base increases, Flux Power anticipates seeing a smoother, more stable, growth trajectory based on increasing customers and orders.

Q2’20 gross profit improved to $326,000 compared to $255,000 in Q2’19, principally reflecting higher sales volumes and benefits from higher revenue and early impact of the Company’s gross margin improvement program.

Selling and administrative expenses increased to $2.2M in Q2’20 from $1.6M in Q2’19, principally reflecting increased staffing to support expanded operations and growth. Research & development expenses increased to $1.0M in Q2’20, compared to $882,000 in Q2’19 as Flux Power progressed development of higher capacity battery packs for larger equipment. Flux Power’s Q2’20 net loss increased to $3.3M from a loss of $2.9M in Q2’19, principally reflecting higher operating costs, partially offset by the improvement in gross profit and decreased interest expense.

At December 31, 2020, borrowings under Flux Power’s $12.0M Short Term Line of Credit provided by Esenjay Investments LLC, owned by the Company’s largest shareholder and other lenders, were $10.7M, due June 30, 2020, and a second short-term borrowing, due March 31, 2020 was $1.1M.

Additionally, the Company entered into a Factoring Agreement with BayView Funding dated August 13, 2019 with a current maximum principal amount of $3.0M and an initial term of 12 months, which can be extended. Flux Power also implemented a working capital line sponsored by one of its leading OEMs for receivables with that OEM.

About Flux Power Holdings, Inc. (www.fluxpower.com)

Flux Power develops advanced lithium-ion batteries for commercial and industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux Power solutions utilize its proprietary battery management system and in-house engineering and product design. Flux Power batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux Power sells primarily to lift equipment OEMs, their dealers and battery distributors. Products include advanced battery packs for motive power in the lift equipment and airport ground service markets, and other commercial and industrial applications.

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified by the use of “believes,” “expects” or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in the Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Follow us at:

Flux Blog:	Flux Power Currents

Twitter:	@FLUXpwr

Corporate LinkedIn:	Flux Power

Media & Investor Relations:

Justin Forbes

877-505-3589

info@fluxpower.com

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,
	2020	2019
Net revenue	$3,615,000	$2,711,000
Cost of sales	3,289,000	2,456,000

Gross profit	326,000	255,000

Operating expenses:
Selling and administrative expenses	2,229,000	1,604,000
Research and development	1,021,000	882,000
Total operating expenses	3,250,000	2,486,000

Operating loss	(2,924,000)	(2,231,000)

Interest expense	(383,000)	(693,000)

Net loss	$(3,307,000)	$(2,924,000)

Net loss per share - basic and diluted	$(0.65)	$(0.70)

Weighted average number of common shares outstanding - basic and diluted	5,106,781	4,196,679